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Exhibit 23

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-67474 and Form S-8 No. 333-92412) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Option Plan and the Registration Statement (Form S-8 No. 333-123099) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan of our reports dated December 22, 2005, with respect to the consolidated financial statements and schedule of Sanderson Farms, Inc., Sanderson Farms, Inc. management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Sanderson Farms, Inc., included in the Annual Report (Form 10-K) for the year ended October 31, 2005.

                                               /s/ Ernst & Young LLP

New Orleans, Louisiana
December 28, 2005